Exhibit (l)(1)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions "Independent Registered Public Accounting Firm" in the Post-Effective Amendment No. 18 to the 1933 Act Registration Statement (Form N-4, File No. 333-222786) and related Prospectuses of The Lincoln National Life Insurance Company for the offering of interests in Lincoln Level Advantage B-Share Individual Variable and Index-Linked Annuity Contracts, Lincoln Level Advantage Advisory Individual Variable and Index-Linked Annuity Contracts, Lincoln Level Advantage B-Class Individual Variable and Index-Linked Annuity Contracts, Lincoln Level Advantage Advisory Class Individual Variable and Index-Linked Annuity Contracts, Lincoln Level Advantage Design B-Share Individual Variable and Index-Linked Annuity Contracts, Lincoln Level Advantage Design Advisory Individual Variable and Index-Linked Annuity Contracts, Lincoln Level Advantage Select B-Share Individual Variable and Index-Linked Annuity Contracts, Lincoln Level Advantage Access Individual Variable and Index-Linked Annuity Contracts, dated December 14, 2023.

We also consent to the use of our report dated March 7, 2023, (except for the effect of the restatement disclosed in Note 1, as to which the date is March 30, 2023, and except for the effect of the adoption of ASU No. 2018-12 disclosed in Note 3, as to which the date is May 23, 2023) with respect to the consolidated financial statements and financial statement schedules of The Lincoln National Life Insurance Company, for the year ended December 31, 2022, incorporated by reference in this Registration Statement, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania

December 14, 2023